STOCK AND NOTE PURCHASE AGREEMENT


     THIS STOCK AND NOTE PURCHASE AGREEMENT is made as of the 2nd day of September, 1994, by and between Ligand Pharmaceuticals
Incorporated, a Delaware corporation (the "Company"), and
American Home Products Corporation, a Delaware corporation (the
"Investor").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Purchase and Sale of Shares and Notes.

          1.1  Sale and Issuance of Shares and Notes.

               (a) First Installment. Subject to the terms and conditions of this Agreement, Investor agrees to (i) pay $5,000,000 (the "Share Purchase Price") to the Company at the Closing and the Company agrees to sell and issue to Investor at the Closing the number of shares (the "Shares") of the Company's Class A Common Stock equal to $5,000,000 divided by $11.575 (which is the average daily closing price of the Company's Class A Common Stock reported by the National Association of Securities Dealers ("NASD") on the ten (10) trading days preceding the fifth day prior to the date hereof), and (ii) pay $10,000,000 (the "First Note Installment Purchase Price"; collectively with the Share Purchase Price, the "First Installment") to the Company at the Closing and the Company agrees to sell and issue to Investor at the Closing an unsecured convertible promissory note in the principal amount of $10,000,000 in the form attached as Exhibit A (the "First Note").

               (b) Second Installment. Subject to the terms and conditions of this Agreement, Investor agrees to pay $5,000,000 (the "Second Installment") to the Company and the Company agrees to sell and issue to Investor an unsecured convertible promissory note in the principal amount of $5,000,000 in the form attached as Exhibit B (the "Second Note"). Investor shall pay the Second Installment to the Company if and when both of the following events have occurred: (i) the Company has completed XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXX, and (ii) the Company has completed XXX XXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXX for purposes of this Agreement XXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXX. The Company shall provide written notice to Investor of its XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX. Investor shall deliver the Second Installment to the Company in accordance with Section 1.2 within thirty (30) days of such notice unless prior to the end of the thirty (30) day period it has given notice to Company that the results thereof are not complete to Investor's reasonable satisfaction which notice shall include a specification of all facts upon which Investor bases its determination that the results are not complete. Promptly after receipt of the Investor's notice, the parties shall implement the provisions of
Section 4.2 of the Research and Development Agreement to resolve differences between them concerning XXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX and, upon such resolution, Investor will promptly deliver the Second Installment to the Company. Upon delivery of the Second Installment to the Company by the Investor, the Company shall deliver to Investor the original executed Second Note.

               (c) Third Installment. Subject to the terms and conditions of this Agreement, Investor agrees to pay $5,000,000 (the "Third Installment") to the Company and the Company agrees to sell and issue to Investor an unsecured convertible promissory note in the aggregate principal amount of $5,000,000 in the form attached as Exhibit C (the "Third Note"; the First Note, Second Note and Third Note shall collectively be referred to as the "Notes"). Within ten (10) days after the delivery of the Investor's written notice to the Company to extend the term of the Research and Development Agreement beyond the third year in accordance with Section 3.3 of the Research and Development Agreement, Investor shall pay the Third Installment to the Company. The Company shall deliver to Investor the original executed Third Note upon its receipt of the Third Installment.

          1.2 Closing. The closing for the purchase and sale of the First Installment shall take place at the offices of Brobeck, Phleger & Harrison, 550 West "C" Street, Suite 1200, San Diego, California, on September 2, 1994, or at such other time and place as the Company and Investor mutually agree upon orally or in writing (which shall be designated as the "Closing"). At the Closing the Company shall deliver to Investor a certificate representing the Shares (free and clear of all liens, claims and other encumbrances except as otherwise provided herein and in the Registration Rights Agreement (as defined below)) and the original executed First Note. In consideration of such delivery, Investor shall make payment for the Shares by delivery to the Company of the Share Purchase Price and Investor shall make payment for the First Note by delivery to the Company of the First Note Installment Purchase Price. All such payments by Investor at the Closing and with respect to the Second Installment and Third Installment shall be in immediately available funds in the form of certified or cashier's check payable to the Company's order or by wire transfer of funds to the Company's designated bank account.

     2.   Representations and Warranties of the Company.  The
Company hereby represents and warrants to Investor that:

          2.1  Organization, Good Standing and Qualification.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would be reasonably expected to have a material adverse effect on the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Company (a "Material Adverse Effect"). Except as disclosed in the Form 10-K (as defined herein), the Company has no subsidiaries.

          2.2 Authorization. The Company has all requisite corporate power and authority (i) to execute, deliver and perform its obligations under this Agreement, the Registration Rights Agreement (as defined below) and the Research and Development Agreement; (ii) to issue the Securities (as defined herein) in the manner and for the purpose contemplated by this Agreement, and (iii) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement, the Registration Rights Agreement and the Research and Development Agreement. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Notes, the Second Addendum to the Amended Registration Rights Agreement of even date herewith, which makes Investor a party to the Amended Registration Rights Agreement between the Company and certain of its stockholders (collectively, the "Registration Rights Agreement") and the Research and Development Agreement, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Shares and the Notes, being sold and to be sold hereunder and pursuant to any conversion of the Notes has been taken or will be taken prior to the Closing, and this Agreement, the Notes (when issued and fully paid for), the Registration Rights Agreement and the Research and Development Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          2.3 Valid Issuance of Shares. The Shares which are being purchased hereunder and the shares which are to be purchased by Investor pursuant to any conversion of the Notes, when issued, sold and delivered in accordance with the terms hereof and thereof for the consideration expressed herein and therein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of Investor in this Agreement, the Shares and the Notes will be issued in compliance with all applicable federal and state securities laws.

          2.4 SEC Reports. The Company has heretofore filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, all reports and other documents required to be filed, including an Annual Report on Form 10-K for the year ended December 31, 1993 (the "Form 10-K"). None of such reports, or any other reports, documents, registration statements, definitive proxy materials and other filings required to be filed with the SEC under the rules and regulations of the SEC ("SEC Filings") contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made, at the time and in light of the circumstances under which they were made, not misleading. Since December 31, 1993, the Company has timely filed with the SEC all SEC Filings and all such SEC Filings complied with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, as applicable and the rules thereunder. The audited financial statements of the Company included or incorporated by reference in the 1993 Annual Report and the unaudited financial statements contained in the quarterly reports on Form 10-Q each have been prepared in accordance with such acts and rules and with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated therein and with each other, except as may be indicated therein or in the notes thereto and except that the unaudited interim financial statements may not contain all footnotes and adjustments required by United States generally accepted accounting principles, and fairly present the financial condition of the Company as at the dates thereof and the results of its operations and statements of cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments. Except as reflected in such financial statements, the Company has no material liabilities, absolute or contingent, other than ordinary course liabilities incurred since the date of the last such financial statements in connection with the conduct of the business of the Company. Since December 31, 1993, and except for: (1) the Company's corporate partner transaction with Abbott Laboratories as documented by that certain Research, Development and License Agreement dated July 6, 1994, that certain Stock Purchase Agreement dated July 6, 1994 and that certain First Addendum to Amended Registration Rights Agreement dated July 6, 1994 which modified the Amended Registration Rights Agreement dated June 24, 1994, and (2) that certain Lease dated July 6, 1994 between Chevron/Nexus Partnership, as landlord, and the Company, as tenant, relating to the construction and lease of a facility in Torrey Science Center in San Diego, California, that certain Security Agreement (and Fixture Filing) between Chevron/Nexus Partnership and the Company dated July 6, 1994 and related UCC Financing Statements that created and perfected securities interests in favor of Chevron/Nexus Partnership in certain property of the Company that may be located in the new facility, there has been no:

               (a) change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the 1993 Annual Report, except changes in the ordinary course of business that have not, individually or in the aggregate, resulted in and are not reasonably expected to result in a Material Adverse Effect (and except that the Company expects to continue to incur substantial operating losses, which may be material);

               (b) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of the Company (and except that the Company expects to continue to incur substantial operating losses, which may be material);

               (c) waiver or compromise by the Company of a material right or of a material debt owed to it;

               (d) satisfaction or discharge of any lien, claim or encumbrance by the Company, except in the ordinary course of business and which is not material to the business, properties or financial condition of the Company (as such business is presently conducted);

               (e) material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

               (f) sale, assignment or transfer to a third party that is not an Affiliate (as hereafter defined) of any material patents, trademarks, copyrights, trade secrets or other intangible assets for compensation which is less than fair value;

               (g) mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

               (h) declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, except any direct or indirect redemption, purchase or other acquisition of any such stock by the Company; or

               (i) event or condition of any type that has had or is reasonably expected to have a Material Adverse Effect.

          For purposes of this Section 2.4 of this Agreement, the term "Affiliate" means any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. Without limiting the foregoing, the direct or indirect ownership of 30% or more of the outstanding voting securities of any entity, or the right to receive 30% or more of the profits or earnings of an entity, shall be deemed to constitute control.

          2.5 Contracts. With respect to each of the material contracts, commitments and agreements of the Company, the Company is not, and has no actual knowledge that any other party is, in default under or in respect of any such material contract, commitment or agreement, the result of which default would have a Material Adverse Effect. No party to any such material contract, commitment or agreement, would be authorized or permitted to terminate its obligations thereunder by reason of the execution and delivery of this Agreement or any of the transactions contemplated herein.

          2.6 Compliance. The Company has complied with, and is not in default under or in violation of its Certificate of Incorporation, Bylaws or any and all laws, ordinances and regulations or other governmental restrictions, orders, judgments or decrees, applicable to the Company's business as presently conducted and as proposed to be conducted, including individual products marketed by it, where any such default or violation would have a Material Adverse Effect. The Company has not received notice of any possible or actual violation of any applicable law, ordinance, regulation, or order, the result of which violation would be reasonably expected to have a Material Adverse Effect. The Company is not a party to any agreement or instrument, or subject to any charter or other corporate restriction, or any judgment, order, decree, law, ordinance, regulation or other governmental restriction which would prevent or impede, or be breached or violated by, or would result in the creation of any lien or encumbrance upon any assets of the Company by, the transactions contemplated in this Agreement, the execution, delivery or performance of the Registration Rights Agreement or the Research and Development Agreement, except that no representation or warranty is made with respect to filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

          2.7 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and of the transactions contemplated hereby will not result in any violation of or constitute, with or without the passage of time and the giving of notice, either a default under any provision of its Certificate of Incorporation or Bylaws.

          2.8 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Research and Development Agreement, except for any filings under any applicable state securities laws and except for any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended. The filings under state securities laws, if any, will be effected by the Company at its cost within the applicable stipulated statutory period.

          2.9 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement, the Registration Rights Agreement or the Research and Development Agreement, or the right of the Company to enter into such instruments or to consummate the transactions contemplated hereby or thereby. Other than the lawsuit filed by the Company titled Ligand Pharmaceuticals Incorporated and Allergan Ligand vs. La Jolla Cancer Research Foundation, et al., there is no action, suit, proceeding or investigation pending or currently threatened against the Company, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially adversely affect the business, properties, operations, financial condition, income or business prospects of the Company as presently being conducted.

          2.10 Permits. Except as disclosed in SEC Filings (including, inter alia, the lack of FDA approvals for the commercial sale of the Company's product candidates), the Company has all governmental franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it or as proposed to be conducted by it, the lack of which could have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

          2.11 Taxes. The Company has filed all federal, state and other tax returns which are required to be filed and has heretofore paid all taxes which have become due and payable, except where the failure to file or pay would not be reasonably expected to have a Material Adverse Effect. The provision for taxes on the balance sheet as of December 31, 1993 is sufficient for the payment of all accrued and unpaid taxes of the Company with respect to the period then ended.

          2.12 Title. The Company has good and marketable title to all material property and assets reflected in the financial statements to the 1993 Annual Report (or as described in the SEC Filings). Except where the failure to do so would not have a Material Adverse Effect, the Company occupies its leased properties under valid and binding leases conforming to the description thereof set forth in the SEC Filings.

          2.13 Intellectual Property. Except as disclosed in the SEC Filings, the Company owns, or possesses adequate rights to use, all of their patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights described or referred to in the SEC Filings or owned or used by it or which is necessary for the conduct of its business as presently conducted, except where the failure to own or possess such patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights would not have a material adverse effect on the business properties, operations, financial condition, income or business prospects of the Company.

Except as disclosed in the SEC Filings, the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably expected to have a Material Adverse Effect.

          2.14 Capitalization; Options and Warrants. The authorized capital stock of the Company consists of sixty-five million (65,000,000) shares of which ten million (10,000,000) shares are Class A Common Stock, par value $.001 per share, fifty million (50,000,000) shares are Class B Common Stock, par value $.001 per share, and five million (5,000,000) shares are Preferred Stock, par value $.001 per share. Except as disclosed in the SEC Filings, and except for the 429,553 shares of Class A Common Stock issued to Abbott Laboratories pursuant to that certain Stock Purchase Agreement dated July 6, 1994, and the obligation of Abbott Laboratories to purchase additional shares pursuant to Section 7.1 of such Stock Purchase Agreement and Abbott Laboratories' right to purchase additional shares pursuant to Section 9.11 of such Stock Purchase Agreement, and except for the transactions contemplated hereby, since December 31, 1993, the Company has not granted any option (except for stock options granted under the Company's stock option plans), warrants, rights (including conversion or preemptive rights, except for stock purchased under the Company's stock purchase plans), or similar rights to any person or entity to purchase or acquire any rights with respect to any shares of capital stock of the Company.

          2.15 Nasdaq National Market Designation. Other than the automatic conversion of the Class A Common Stock into Class B Common stock as described in the Company's Certificate of Incorporation, the Class A Common Stock is currently included in the Nasdaq National Market of the Nasdaq Stock Market and the Company knows of no reason or set of facts which is likely to result in the termination or inclusion of the Class A Common Stock in the Nasdaq National Market or the inability of such stock to continue to be included in the Nasdaq National Market. The Company shall use all commercially reasonable efforts to maintain the Non-Quantitative Designation Criteria contained in
Section 5 of Part III of Schedule D of the NASD's Bylaws to the extent such criteria are within the control of the Company. Nothing in this Section shall be interpreted to preclude the Company from listing its Class A Common stock on a national securities exchange in lieu of the Nasdaq National Market.

          2.16 Accuracy of Representations and Warranties. No representation or warranty by the Company contained in this Agreement, and no statement contained in any exhibit, schedule, disclosure, certificate, list or other instrument delivered or to be delivered to the Investor pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

     3. Representations and Warranties of Investor. Investor hereby represents and warrants that:

          3.1 Organization, Good Standing and Qualification. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

          3.2 Authorization. All corporate action on the part of Investor, its officers and directors necessary for the authorization, execution and delivery of this Agreement, the Registration Rights Agreement and the Research and Development Agreement, the performance of all obligations of Investor hereunder and thereunder has been taken or will be taken prior to the Closing, and this Agreement, the Registration Rights Agreement and the Research and Development Agreement, constitute valid and legally binding obligations of Investor enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          3.3 Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Shares and the Notes to be received by Investor and the shares issuable upon conversion of the Shares and any shares issuable upon conversion of the Notes (collectively, the "Securities") will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act of 1933 or the California Corporate Securities Law of 1968. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.
Investor represents that it has full power and authority to enter into this Agreement.

          3.4 Investment Experience. Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Investor also represents it has not been organized for the purpose of acquiring the Securities.

          3.5 Accredited Investor. Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

          3.6 Restricted Securities. It understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by Sections 3.7, 7.1 and 8 (except that Sections 7.1 and 8 shall not apply to a transferee in a registered public offering or a sale under Rule 144 or as provided in Section 8) of this Agreement, the Registration Rights Agreement and the Notes, if applicable, and:

               (a)  There is then in effect a Registration
Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

               (b) (i) Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition (for purposes of securities law compliance), and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel (which may be Investor's inside counsel), in form and substance reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

          3.8 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

               (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               (b) "These securities are subject to certain transfer restrictions contained in a certain Stock and Note Purchase Agreement dated September 2, 1994 as amended from time to time, a copy of which may be obtained from the corporation without charge."

               (c) Any legend required by the laws of the State of California, including any legend required by the California
Department of Corporations and Sections 417 and 418 of the Code.

          To the extent that such legends are no longer applicable, the Company shall cause its transfer agent to remove the legends upon a permitted transfer by Investor.

          3.9 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Investor in connection with Investor's valid execution, delivery and performance of this Agreement, the Notes, the Registration Rights Agreement, or the Research and Development Agreement or the issuance of the Shares and the Notes, except for any filings under any applicable state securities laws and except for any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

     4.   California Commissioner of Corporations.

          4.1 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     5. Conditions of Investor's Obligations at Closing. The obligations of Investor under subsection 1.1(a) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective without the consent of Investor thereto:

          5.1  Representations and Warranties.  The
representations and warranties of the Company contained in
Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, all corporate or other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and in substance to Investor.

          5.3 Compliance Certificate. An officer of the Company shall have delivered to Investor a certificate certifying that
(a) the conditions specified in Sections 5.1 and 5.2 have been fulfilled; (b) the Company has not filed a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of its assets, nor is the Company aware of any events or action that would make any such filing or arrangement imminent; and (c) no action or event has occurred, nor is any action or event imminent, that would impair the Company's ability to perform as contemplated under the Research and Development Agreement.

          5.4 Qualifications. The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale of the Shares and the Notes to Investor pursuant to this Agreement, or such offer and sale when made shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

          5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          5.6 Shares and First Note. The Company shall have delivered to Investor the Shares and issued to Investor the First
Note in the form attached as Exhibit A.

          5.7 Research and Development Agreement. The Company and Investor shall have entered into the Research and Development
Agreement of even date herewith.

          5.8  Registration Rights Agreement.  The Company and
Investor shall have entered into the Registration Rights
Agreement.

          5.9 Opinion of Company Counsel. Investor shall have received an opinion from the Company's Vice President and General
Counsel, dated as of the Closing, in form and substance reasonably acceptable to Investor.

     6.   Conditions of the Company's Obligations at Closing.
The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by Investor:

          6.1 Representations and Warranties. The representa-tions and warranties of Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          6.2 Performance. Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, all corporate or other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and in substance to the Company.

          6.3 Compliance Certificate. An officer of Investor shall have delivered to the Company a certificate certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.

          6.4 Payment of Purchase Price. Investor shall have delivered the First Installment purchase price specified in
Section 1.1(a).

          6.5 California Qualification. The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale to Investor of the Shares and the Notes or such offer and sale when made shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

          6.6 Research and Development Agreement. The Company and Investor shall have entered into the Research and Development
Agreement of even date herewith.

          6.7  Registration Rights Agreement.  The Company and
Investor shall have entered into the Registration Rights
Agreement.

     7.   Covenants of Investor.

          7.1 Transfer Restriction. Notwithstanding any rights under the Registration Rights Agreement, Investor hereby agrees that during the time period commencing as of the Closing until the termination of the Research and Development Agreement (with the time period being referred to as the "Restricted Period"), without the prior written consent of the Company (which may be withheld in its sole discretion), neither it nor any affiliate (as defined in Rule 144 of the Act promulgated by the SEC ("Affiliate")) shall, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any of the Shares, the Notes, any shares issuable upon conversion of the Notes (collectively, the "Note Shares"), securities purchased pursuant to Section 9 or securities issuable upon conversion of the Class A Common Stock ("Restricted Securities"). Notwithstanding the foregoing, transfers solely among Investor Affiliates shall not be subject to the transfer restrictions set forth in this Section 7.1 provided the Affiliate transferee agrees in writing to be bound by this Section 7.1. In order to enforce the foregoing covenant, the Company may impose legends and/or stop-transfer instructions with respect to the Restricted Securities held by Investor or any Affiliate (and the Restricted Securities of every other person subject to the foregoing restriction) until the end of such period.

          7.2 Standstill Provisions. Commencing as of the Closing and for the period until the termination of the Research and Development Agreement, Investor (including all Affiliates of Investor) shall not acquire beneficial ownership of any shares of Common Stock of the Company, any securities convertible into or exchangeable for Common Stock, or any other right to acquire Common Stock, except by way of stock dividends or other distributions or offerings made available to holders of Class A Common Stock (or Class B Common Stock issued upon conversion thereof) generally, from the Company or any other person or entity, without the prior written consent of the Company, which consent may be withheld in its sole discretion; provided, however, that in no event shall (i) the original purchase of securities pursuant to this Agreement including Section 1.1 and
Section 9, (ii) the conversion of the Notes, or (iii) the acquisition by Investor of another company that then owns securities of the Company, cause a violation of this Section 7.2.

     8.   Right of First Offer.

          8.1  Right of First Offer.

          (a) The Investor shall not make any disposition of all or any portion (or any interest) of the Shares, the Notes, the Note Shares, securities purchased pursuant to Section 9 or shares issuable upon conversion of the Class A Common Stock or any portion thereof, without first giving the Company the right to accept an offer to purchase such securities, except for any dispositions that are exempt pursuant to the terms of Section
8.3. Subject to Section 7.1, at the time the Investor wishes to make a disposition of any or all of the securities (except for dispositions that are exempt pursuant to the terms of Section 8.3), it shall submit an offer to sell all, but not less than all, of such securities which Investor wishes to dispose (the "Offered Shares") to the Company (the "Offer") by telephonic communication with the Company's President or Chief Operating Officer (such telephonic communication to be confirmed in writing by notice pursuant to Section 11.6) as follows:

               (i) If the Investor wishes to sell the Offered Shares in an open market disposition, the Offer shall disclose the number of Offered Shares proposed to be sold. As soon as practicable after receipt of the Offer, but in no event later than three business days after the Investor makes the Offer, the Company shall have the option to accept the Offer to purchase the Offered Shares at the closing market price on the business day next preceding the day of the Offer. In the event the Company does not purchase the Offered Shares offered by the Investor pursuant to the Offer, the Investor may sell the Offered Shares at any time within 90 days after the expiration of the Offer.
Any such sale shall be made in the open market at the market prices prevailing at the time of the sale.

               (ii) If the Investor wishes to sell or otherwise transfer the Offered Shares in a privately negotiated transaction, whether through broker-dealers who may act as agent or acquire the Offered Shares as principal, or otherwise, the Offer shall disclose the number of Offered Shares proposed to be sold or transferred and the price at which the Offered Shares are offered to the Company. As soon as practicable after receipt of the Offer, but in no event later than three business days after the Investor makes the Offer, the Company shall have the option to accept the Offer to purchase the Offered Shares at the price per share set forth in the Offer. In the event the Company does not purchase the Offered Shares offered by the Investor pursuant to the Offer, and provided that the price specified in the Offer is not greater than the closing market price on the business day next preceding the day of the Offer, the Investor may sell or transfer the Offered Shares at any time within 90 days after the expiration of the Offer for any price.

               (iii)  If the Investor wishes to effect an
underwritten offering of the Offered Shares pursuant to registration rights granted by the Company (if permitted thereby), the Offer shall disclose the number of Offered Shares proposed to be sold to the underwriters. The Company shall have the option to purchase the Offered Shares at the closing market price on the business day next preceding the day of the Offer.
As soon as practicable after receipt of the Offer, but in no event later than three business days after the Investor makes the Offer, the Company shall have the option to accept the Offer to purchase the Offered Shares. In the event the Company does not purchase the Offered Shares offered by the Investor pursuant to the Offer, the Investor may sell the Offered Shares in an underwritten offering commenced within ninety (90) days after the expiration of the Offer.

          (b) Any Offered Shares not sold in accordance with the applicable terms and within the applicable time periods provided in subsection (a) above shall continue to be subject to the requirements of a first offer pursuant to this Section.

          (c) The provisions of Subsections (a) and (b) above shall not apply to any disposition of Shares, the Notes, the Note Shares, securities purchased pursuant to Section 9 or shares issuable upon conversion of the Class A Common Stock made in an open market transaction (or series of related transactions) in which the aggregate number of such shares involved in such disposition is less than 25,000 (subject to appropriate adjustment in the event of such stock splits, stock dividends, recapitalizations and the like) during any 30-day period.

          (d) If the Company accepts an Offer under this Section, the Closing of such purchase shall occur within twenty
(20) business days after acceptance of the Offer by the Company.
Upon such acceptance, the Company and the Investor shall be legally obligated to consummate the purchase contemplated thereby.

          (e) With respect to the Shares, shares issued upon conversion of the Shares and shares purchased pursuant to
Section 9 which are attributable to the Shares (collectively, the "Equity Investment Shares"), the provisions of this Section shall lapse and cease to have any effect upon earlier to occur of
(i) the time, if any, when such Equity Investment Shares owned by Investor represent less than two percent (2%) of the outstanding Common Stock of the Company (as derived from public reports filed by the Company with the Securities and Exchange Commission), or
(ii) the second anniversary of the termination of the Research and Development Agreement. With respect to the Notes, the Note Shares, shares issuable upon conversion of such Note Shares and shares purchased pursuant to Section 9 which are attributable to the Note Shares (collectively, the "Debt Investment Shares"), the provisions of this Section shall lapse and cease to have any effect upon the earlier to occur of (i) at such time when such Debt Investment Shares owned by Investor represent less than five percent (5%) of the outstanding Common Stock of the Company (as derived from public reports filed by the Company with the Securities and Exchange Commission), or (ii) the third anniversary of the conversion of the Notes.

          8.2 Binding Effect. The Company's right of first offer shall be assignable in whole or in part by the Company, (but only after the Company receives notice of a transfer which is subject to a right of first offer and only with respect to that individual transaction) shall inure to the benefit of its successors and assigns. The Company's right of first offer shall be binding upon any transferee of the Offered Securities acquired pursuant to a disposition that is exempt from the right of first offer pursuant to the terms of Section 8.3 (including the shares, the Notes, the Note Shares, shares purchased pursuant to Section 9 and shares of Class B Common Stock issued or issuable upon conversion of the Class A Common Stock). However, the Company's right of first offer shall not apply to any transferee of the Offered Securities if those Offered Securities were previously offered to the Company pursuant to Section 8.1, the Company elected not to purchase such Offered Securities and the Investor sold the Offered Shares to the transferee in compliance with
Section 8.1.

          8.3 Exempt Transfers. Subject to Section 8.2, the right of first offer shall not apply to (i) transfers to controlled Affiliates of Investor or donees, provided the transferee agrees to be bound by the obligations of this Agreement, or (ii) transactions involving a merger, reorganization, recapitalization, exchange offer or sale of all or substantially all of the business or capital stock of the Company approved by the Company's board of directors.

          8.4 Termination of Right of First Offer. The right of first offer under this Section 8 shall terminate upon the earlier to occur of (i) the tenth anniversary date of this Agreement or
(ii) the consummation of an acquisition or merger of the Company by or with a third party or the sale of all or substantially all of the assets of the Company.

     9. Right of Participation in Equity Financings. Subject to the terms and conditions specified in this Section 9, the Company hereby grants to Investor a right to purchase up to the number of Additional Shares (as defined below) in connection with any Equity Financing (as defined below) undertaken by the Company.

          (a) Each time the Company proposes to offer shares of any class of its capital stock in a registered public offering or in a private placement of unregistered shares subject to the exceptions set forth in paragraph (c) below ("Equity Financing"), the Company shall deliver a notice in person, by air courier or by facsimile ("Notice") to Investor stating (i) its bona fide intention to undertake such Equity Financing, (ii) the number of shares to be offered in the Equity Financing (the "Equity Financing Shares"), (iii) the number of Additional Shares up to which Investor may elect to purchase in such Equity Financing which would be added to the Equity Financing Shares, and (iv) the price and terms, if any, upon which it proposes to offer such shares in the Equity Financing.

          (b) Within ten (10) business days after giving of the Notice, Investor may elect to purchase, at the price and on the terms specified in the Notice, up to the number of Additional Shares set forth in the Notice. The number of shares of capital stock ("Additional Shares") that Investor may elect to purchase and include in the Equity Financing shall be calculated as follows:

          Additional       Equity                 Equity
          Shares  =   Financing Shares   -   Financing Shares
                          1 - ___%

          ___% represents the percentage of the outstanding shares of the Company held by Investor at the time of the Notice assuming full exercise of all options and warrants outstanding at the Closing (but excluding shares issuable upon conversion of the Notes unless the Notes have been converted into shares at the time Investor exercises its right under this Section 9).

In the event the number of Equity Financing Shares changes for any reason (other than including the Additional Shares) after the Notice is delivered to Investor, the number of Additional Shares shall be recalculated using the new number of Equity Financing Shares and the Company shall promptly provide a revised Notice to Investor reflecting such change.

          (c) The right of Investor in this Section 9 shall not be applicable (i) to the issuance or sale of shares under any plan, agreement or arrangement, to employees, directors, consultants, customers, vendors, suppliers or other persons or organizations with which the Company has a commercial relationship provided that such issuances are for other than primarily equity financing purposes, (ii) to the issuance or sale of stock pursuant to Regulation S (or successor rule or regulation) promulgated under the Securities Act of 1933, as amended, so long as the Company in good faith believes that such issuance or sale is in the best interest of the Company, (iii) to the issuance of shares pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of shares in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance or sale of shares in connection with a transaction that has a substantial non-financing objective (for example, a research and development partnership, a SWORD transaction, or a collaboration or licensing arrangement), or (vi) to the issuance of shares to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes.

          (d)  Investor's rights and obligations under this
Section 9 shall not be assignable. The Company shall have no obligation to register the shares purchased pursuant to this
Section 9; provided, that in the event the Company shall grant registration rights on the Equity Financing Shares, the same such registration rights shall also be granted on the Additional Shares being purchased by Investor under this Section 9.

          (e) The rights of Investor under this Section 9 shall terminate upon the earlier to occur of (i) the tenth anniversary date of this Agreement or (ii) the consummation of an acquisition or merger of the Company by or with a third party or the sale of all or substantially all of the assets of the Company.

     10.  Covenants

          As long as any of the Notes are outstanding, the Company covenants as follows:

          10.1 Furnishing of Information. The Company will promptly furnish to the Investor all SEC filings (or comparable information if the Company is not at the time required to file reports pursuant to Section 13(a) of the Securities Exchange Act of 1934) and all annual and quarterly reports furnished to stockholders. The Company will promptly furnish such other information respecting the business affairs, financial condition and/or operations of the Company as the Investor may from time to time reasonably request; provided, however, that as long as the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company need only furnish such other information to the extent it is publicly available.

          10.2 Conduct of Business and Maintenance of Existence. The Company will continue to engage in business of the same general type as now conducted and as contemplated to be conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its businesses.

          10.3 When the Company May Merge, etc. The Company shall not consolidate with or merge with or into, or transfer all or substantially all of its assets to, any other person unless
(i) such other person is a corporation organized or existing under the laws of the United States or a state thereof, (ii) if the surviving person is not the Company, such person expressly assumes all the obligations of the Company under the Notes, this Agreement and the other agreements related thereto, (iii) such surviving person (other than the Company) has a consolidated net worth immediately after such transaction at least equal to the consolidated net worth of the Company immediately prior to such transaction, (iv) immediately after such transaction no default or event of default under any of the Notes exists, (v) the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall enter into an agreement for the benefit of the holder of each Note which shall provide (a) that the holder of a Note may convert it into the kind and amount of securities and/or cash and/or other assets which such holder would have owned immediately after the consolidation, merger or transfer if he had converted the Note immediately before the effective date of such transaction and
(b) for adjustments in the conversion price and terms which shall be as nearly equivalent as may be practical to the adjustments provided for in the Note; and (vi) the Company has delivered to the Investor an officers' certificate and an opinion of counsel reasonably satisfactory to the Investor, each stating that such consolidation, merger or transfer comply with this section and that all conditions precedent herein provided for have been complied with.

          10.4 Actions Required to Issue Note Shares. The Company will at all times prior to repayment of the Notes reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issue upon conversion of the Notes, such number of shares of Common Stock as shall then be issuable upon the conversion of the Notes. The Company will use its reasonable efforts to comply with all applicable laws and regulations in connection with the conversion of the Notes including, without limitation, any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

     11.  Miscellaneous.

          11.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

          11.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Shares or the Notes sold hereunder or any shares issuable upon the conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          11.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          11.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing by personal delivery to the party to be notified or by Federal Express or other overnight package delivery service or registered or certified mail, postage prepaid and addressed to the party to be notified at the following addresses, or at such other address as such party may designate by five (5) days' advance written notice to the other parties (with notice deemed given upon receipt):

                         If to the Company:

                         Ligand Pharmaceuticals Incorporated
                         9393 Towne Centre Drive, Suite 100
                         San Diego, California  92121
                         Attn:  William L. Respess, Esq.


                         If to Investor:

                         American Home Products Corporation
                         5 Giralda Farms
                         Madison, New Jersey  07940
                         Attn:  Senior Vice President
                                and General Counsel


          11.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless the other from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, partners, employees, or representatives is responsible.

          11.8 Expenses. Irrespective of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or the original issuance of the Securities including shares issuable upon conversion of the Notes, and shall save and hold the Investor harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes.

          11.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

          11.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          11.11 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.


             [Remainder of This Page Intentionally Left Blank]






     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


INVESTOR:                          THE COMPANY:

AMERICAN HOME PRODUCTS             LIGAND PHARMACEUTICALS
CORPORATION                        INCORPORATED


By:/s/ John R. Considine           By:  /s/ William L. Respess
Title: Vice President-Finance      Title:Senior Vice President
                                        and General Counsel


           [SIGNATURE PAGE TO STOCK AND NOTE PURCHASE AGREEMENT]